[NOBLE INTERNATIONAL, LTD. LOGO]


             NOBLE POSTS RECORD THIRD QUARTER AND NINE MONTH RESULTS

     EARNS DILUTED EPS OF $0.33 FROM CONTINUING OPERATIONS IN THIRD QUARTER,
                $0.88 FOR NINE MONTHS FROM CONTINUING OPERATIONS

WARREN, MI -- (October 22, 2003) Noble International, Ltd. (NASDAQ: NOBL) ("Noble" or the "Company"), announced its operating results for the third quarter of 2003. For the quarter ended September 30, 2003, Noble posted net income from continuing operations of $2.8 million, up 40% from net income from continuing operations of $2.0 million in the third quarter of 2002. Net income for the first nine months of 2003 was $7.3 million versus $5.1 million for the first nine months of 2002, an increase of 43%.

Net income from continuing operations for the third quarter of 2003 was $0.33 per diluted share versus earnings from continuing operations of $0.27 per diluted share in the year-ago quarter. Earnings for the third quarter of 2003 were above Noble's most recent guidance and above analyst estimates for the quarter primarily due to higher production volume on certain programs, including the new Ford F-series. For the first nine months of this year, Noble posted net income from continuing operations of $0.88 per diluted share versus $0.70 per diluted share from continuing operations in the first nine months of 2002. Net income per diluted share reflects a 12% increase in the number of outstanding shares for the third quarter and 11% for the first nine months of 2003 to reflect the Company's issuance of additional shares in late 2002.

Christopher L. Morin, Noble's President and Chief Executive Officer commented on the quarter, "Our performance for the third quarter demonstrated that our efforts to improve operational efficiency are producing benefits. Over the past 12 months, we have reduced our debt level by more than $13 million, or nearly 18%, while investing significant capital to support Noble's growth. We've had an exciting year so far and have renewed our focus on our core technology -- laser welding. We will continue this focus as we work to grow our business and improve our cost structure in the future."

THIRD QUARTER RESULTS

Revenue for the most recent quarter was $49.2 million, up 56% from $31.6 million in the third quarter of 2002. Revenue growth came from higher production volumes on certain vehicles, higher steel sales and rising production on recently launched vehicle programs. Gross profit for the quarter rose nearly 32% to $7.3 million from $5.5 million in the year-ago quarter. The higher growth rate of steel sales caused the gross margin for the third quarter of 2003 to decline as a percentage of sales to 14.8% of total sales from 17.5% of total sales in the third quarter of 2002.

Selling, general and administrative expense for the third quarter of 2003 was approximately $3.3 million, or 6.6% of sales, compared to $3.0 million, or 9.4% of sales in the third quarter of 2002. Net operating income was $4.0 million in the most recent quarter versus $2.6 million a year ago, an increase of 56.6%. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2003 rose 48.8% over the same period a year ago, to $6.4 million from $4.3 million (please see attached financial statement and supplemental information for reconciliation of net income from continuing operations to EBITDA).

Pretax income for the third quarter of 2003 rose 61.2% to $3.9 million from $2.4 million. Net income from continuing operations was $2.8 million, up 43.1% from $2.0 million in the third quarter of 2002. On a per share basis, Noble earned $0.33 per diluted share from continuing operations in the third quarter of 2003 versus $0.27 in the year-ago quarter.

NINE MONTH RESULTS

Noble posted net income from continuing operations of $7.3 million for the first nine months of 2003, an increase of 43% from net income from continuing operations of $5.1 million posted for the first nine months of 2002. Earnings per diluted share from continuing operations for the first nine months of 2003 were $0.88. Diluted earnings per share from continuing operations for the same period of 2002 were $0.70. Earnings grew in 2003 from 2002 levels due to revenue growth and improvements in operating efficiency.

Revenue for the nine-month period of 2003 totaled $131.3 million versus $90.1 million a year ago, reflecting growth in both laser welding and steel sales revenue. The gross margin declined to 16.1% of sales for the 2003 period from 17.4% a year ago, due to higher growth in steel sales relative to laser welding revenue. SG&A expense fell as a percentage of sales to 7.4% from 9.1% for the first nine months of 2002. Operating profit rose to $11.3 million, or 8.7% of sales, for the first nine months of 2003 versus $7.4 million, or 8.2% of sales, for the year-ago period. For the first nine months of 2003, Noble's EBITDA increased 42.2% to $17.7 million from $12.5 million in the first nine months of 2002 (please see attached financial statement and supplemental information for reconciliation of net income from continuing operations to EBITDA).

UPDATED 2003 AND 2004 FINANCIAL GUIDANCE

Noble expects to post earnings of approximately $0.20 to $0.22 per diluted share for the fourth quarter of 2003, bringing earnings for the full year to $1.08 to $1.10 per diluted share. Projected earnings for the fourth quarter reflect the seasonal nature of the automotive industry. This forecast is based on our assumption for North American light vehicle production of 16.2 million units for 2003. Management expects earnings for 2004 to be within a range of $1.22 to $1.32 per diluted share, based upon estimated North American light vehicle production of 16.2 million units. For 2004, the Company expects to generate EBITDA of approximately $28 million to $32 million, with capital expenditures of $4 million to $6 million.

Jay J. Hansen, Noble's Chief Financial Officer, commented on the Company's 2004 outlook, "Our 2004 guidance represents a range that is above current analyst expectations. Our plan is to focus on our core operations, position the company for future growth and utilize our free cash flow to reduce our total debt levels. We will also continue to evaluate non-core assets for possible sale, with proceeds used to further reduce debt. As next year progresses, we expect to provide additional guidance."

Noble will host a conference call to discuss third quarter results at 10 AM Eastern, Thursday, October 23. The call will be broadcast over the Internet on a listen-only basis and may be heard by logging onto the web address below.

          http://www.firstcallevents.com/service/ajwz391892537gf12.html

If you are unable to listen during the live webcast, the call will be archived and may be accessed at the company website. To access the replay, click on Investor Relations.

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included throughout this news release, the Company has provided information regarding "EBITDA" (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company's ability to incur and service debt. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company's ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods.

For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Certain statements made by Noble International, Ltd. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management's assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company's goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble's public filings with the Securities and Exchange Commission. NOBLE DOES NOT INTEND OR UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENTS. For more information see www.nobleintl.com.

For more information contact:
Greg Salchow
Noble International, Ltd.
(586) 751-5600

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS
                (Unaudited, in thousands, except per share data)

                                                                 THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                    SEPTEMBER 30,               SEPTEMBER 30,
                                                             --------------------------    --------------------------
                                                                2003           2002           2003           2002
                                                             -----------    -----------    -----------    -----------
Net sales                                                    $    49,231    $    31,594    $   131,276    $    90,109
Cost of sales                                                     41,933         26,056        110,206         74,476
                                                             -----------    -----------    -----------    -----------
   Gross margin                                                    7,298          5,538         21,070         15,633
Selling, general and administrative expenses                       3,269          2,965          9,768          8,218
                                                             -----------    -----------    -----------    -----------
   Operating profit                                                4,029          2,573         11,302          7,415
Interest income                                                      140            271            504            749
Interest expense                                                    (760)          (368)        (1,803)          (774)
Other, net                                                           523            (37)           791            (18)
                                                             -----------    -----------    -----------    -----------
   Earnings from continuing operations before income taxes         3,932          2,439         10,794          7,372
Income tax expense                                                 1,138            443          3,463          2,236
Preferred stock dividends                                              -              -              -             10
                                                             -----------    -----------    -----------    -----------
   Earnings on common shares from continuing operations            2,794          1,996          7,331          5,126

Discontinued operations:
Earnings (loss) from discontinued operations                           -           (358)        (1,182)            77
Extraordinary gain - gain on acquisition, net                          -            315              -            315
Loss on sale of discontinued operations                                -              -           (677)             -
                                                             -----------    -----------    -----------    -----------
   Net earnings on common shares                             $     2,794    $     1,953    $     5,472    $     5,518
                                                             ===========    ===========    ===========    ===========


BASIC EARNINGS PER COMMON SHARE:
   Earnings per share from continuing operations             $      0.36    $      0.29    $      0.95    $      0.76
   Earnings (loss) from discontinued operations                        -          (0.05)         (0.15)          0.01
   Extraordinary gain                                                  -           0.05              -           0.05
   Loss on sale of discontinued operations                             -              -          (0.09)             -
                                                             -----------    -----------    -----------    -----------
   Basic earnings per common share                           $      0.36    $      0.29    $      0.71    $      0.82
                                                             ===========    ===========    ===========    ===========

DILUTED EARNINGS PER COMMON SHARE
   Earnings per share from continuing operations             $      0.33    $      0.27    $      0.88    $      0.70
   Earnings (loss) from discontinued operations                        -          (0.04)         (0.13)          0.01
   Extraordinary gain                                                  -           0.04              -           0.04
   Loss on sale of discontinued operations                             -              -          (0.08)             -
                                                             -----------    -----------    -----------    -----------
   Diluted earnings per common share                         $      0.33    $      0.26    $      0.67    $      0.75
                                                             ===========    ===========    ===========    ===========


   Dividends declared and paid                               $      0.08    $      0.08    $      0.24    $      0.24
                                                             ===========    ===========    ===========    ===========

Basic weighted average common shares outstanding               7,779,872      6,786,114      7,744,315      6,755,757
Diluted weighted average common shares outstanding             9,056,065      8,088,882      8,963,453      8,078,942

EBITDA - Continuing Operations                               $     6,444    $     4,332    $    17,718    $    12,460
                                                             ===========    ===========    ===========    ===========

EBITDA Reconciliation to Net Income from Continuing
Operations

   Net Income from Continuing Operations                     $     2,794    $     1,996    $     7,331    $     5,126
   Income Tax Expense                                              1,138            443          3,463          2,236
   Preferred Stock Dividends                                           -              -              -             10
   Depreciation                                                    1,686          1,466          4,923          4,145
   Amortization                                                       66             59            198            169
   Interest Expense                                                  760            368          1,803            774
                                                             -----------    -----------    -----------    -----------

         Total                                               $     6,444    $     4,332    $    17,718    $    12,460

                   NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                          SEPTEMBER         DECEMBER
                                                             30,              31,
                                                            2003             2002
                                                         (unaudited)
                                                        -------------   -------------
ASSETS

Current Assets:
         Cash and cash equivalents                      $         807   $       1,154
         Accounts receivable, trade - net                      35,527          22,992
         Note receivable                                        1,842               -
         Inventories                                           13,899           9,363
         Deferred income taxes                                  7,342           6,217
         Income taxes refundable                                  250             250
         Prepaid expenses                                       4,616           2,555
                                                        -------------   -------------
Total Current Assets                                           64,283          42,531


Property, Plant & Equipment, net                               47,152          47,762


Other Assets:
         Goodwill, net                                         15,690          15,690
         Covenants not to compete, net                            233             383
         Note receivable, long term                             3,583               -
         Other assets, net                                     10,391          10,487
                                                        -------------   -------------
Total Other Assets                                             29,897          26,560
Assets Held for Sale                                            4,658          13,098
                                                        -------------   -------------
TOTAL ASSETS                                            $     145,990   $     129,951
                                                        -------------   -------------


LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
         Accounts payable                               $      25,715   $      19,830
         Accrued liabilities                                    6,063           5,685
         Current maturities of long-term debt                  15,067           8,414
         Income taxes payable                                   2,725               -
                                                        -------------   -------------
Total Current Liabilities                                      49,570          33,929


Long-Term Liabilities:
         Deferred income taxes                                  2,029           2,006
         Convertible subordinated debentures                    9,021          16,037
         Long-term debt, excluding current maturities          38,210          33,234
                                                        -------------   -------------
Total Long-Term Liabilities                                    49,260          51,277
Liabilities Held for Sale                                           -           2,684

STOCKHOLDERS' EQUITY
         Common stock                                               9               9
         Additional paid-in capital                            33,389          32,874
         Retained earnings                                     13,363           9,755
         Accumulated comprehensive income (loss), net             399            (577)
                                                        -------------   -------------
TOTAL STOCKHOLDERS' EQUITY                                     47,160          42,061
                                                        =============   =============
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                $     145,990   $     129,951
                                                        =============   =============